Exhibit 10.40

CONSULTING AGREEMENT
BETWEEN J. SAMUEL CROWLEY AND
UNITED STATES CELLULAR CORPORATION

WHEREAS, J. Samuel Crowley (Sam) served with great distinction as a member of the UScellular Board of Directors from 1998 through 2022, as a member of the Audit Committee since 1998 and as its Chairperson since 2001, and as a member of the UScellular Long-Term Incentive Compensation Committee and its predecessor the Stock Option Compensation Committee since 1998.
WHEREAS, the senior leadership of UScellular recognizes the valuable contributions that Sam has made over the past 25 years, and wishes to implement a mutually satisfactory Consulting Agreement with him.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency and receipt of which each party acknowledges, Sam and UScellular agree as follows:
1)    Sam’s Appointment as Consultant: Sam will serve as a Consultant to UScellular for the period beginning on January 3, 2023 and ending on May 16, 2023.
2)    Duties And Responsibilities As UScellular Consultant From January 3, 2023 Through May 16, 2023: Sam will be available for a reasonable amount of time each month to perform the following duties during this period:
•Advise and consult with the President and CEO of UScellular and the Chairman of the Board of UScellular, as requested by either.
•Advise and consult with other members of the UScellular Board, as requested.
•Stay informed on all important UScellular/business unit issues and opportunities, as well as on key wireless industry trends and developments.
•Fully cooperate with UScellular and its financial and legal advisors in any legal or business matters, as may be reasonably requested by UScellular.
•Carry out such other duties as are assigned by the UScellular President and CEO and/or the Chairman of the Board of UScellular.
•Assist the Chair of the Audit Committee of the Board of UScellular, as requested.
•Carry out such other assignments as he may receive from the UScellular President and CEO and/or the Chairman of the Board of UScellular.
3)    Payments To Sam For Services During The Period From January 3, 2023 Through May 16, 2023: As remuneration for his services as a Consultant for this period, UScellular will pay Sam as follows:
•$100,000, less required withholding and deductions, if any, on or about January 17, 2023 for services to be performed during the period of January 3, 2023 - May 16, 2023.
UScellular will also reimburse Sam for such reasonable out-of-pocket expenses as he may incur in connection with his Consulting responsibilities under this Agreement as well as his Director Emeritus responsibilities.
UScellular shall not pay Sam any fee or benefit related to his Consulting responsibilities or Director Emeritus responsibilities other than that described in this Section 3.
4)    Stock Award To Sam For Services During the Period From March 1, 2022 Through December 31, 2022: As partial remuneration for his service as a Director of UScellular for the period from March 1, 2022 through December 31, 2022, Sam will receive a pro rata stock award pursuant to the United States Cellular Corporation Amended and Restated Compensation Plan for Non-Employee Directors dated August 15, 2017 for a number of shares equal to 10/12 of the number of shares he would have received had he remained a director through February 28, 2023. Payment will be made in March 2023 on or prior to March 15, 2023.
5)    Termination Of This Consulting Agreement: This Agreement will terminate in its entirety on May 16, 2023. In the unlikely event that UScellular were to decide that this arrangement is no longer in its best interests, UScellular reserves the right to terminate this Agreement at any time in advance of May 16, 2023.
6)    Restriction On Disclosure And Use Of Company Information: Sam understands and agrees that Company Information (as defined in the UScellular Code of Business Conduct) constitutes a valuable asset of UScellular, and may not be converted to his own use. Accordingly, Sam hereby agrees that he shall not, directly or indirectly, at any time during his consultancy with UScellular and for a two (2) year period after it terminates, reveal, divulge or disclose to any person not expressly authorized by the President and CEO of UScellular any Company Information; and Sam shall not, directly or indirectly, at any time during his consultancy and for the two (2) year period after it terminates, use or make use of any Company Information in connection with any personal or other business activity other than that of UScellular. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either UScellular’s rights or Sam’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.
7)    Non-Competition: Sam hereby agrees that he shall not, directly or indirectly, at any time during his consultancy with UScellular and for a two (2) year period after it terminates, engage in competition with UScellular as described in Section 1.15(a)(ii) of the UScellular Bylaws.

8)    Independent Contractor: Sam shall perform the duties described in this Agreement as an independent contractor without the power to bind, represent, or speak for UScellular for any purpose whatsoever. Sam acknowledges his separate responsibility for all federal and state withholding income taxes, Federal Insurance Contributions Act taxes, and other taxes, if applicable, and agrees to indemnify and hold UScellular harmless from any claim against it or liability relating to such taxes.
9)    Applicable Law:
•This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.
•The parties hereby irrevocably waive any and all rights to trial by jury in proceedings arising out of or related to this Agreement.
10)    Entire Agreement: This document sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

USCELLULAR AND J. SAMUEL CROWLEY EXPRESSLY STATE THAT THEY HAVE READ THIS CONSULTING AGREEMENT AND THAT THEY UNDERSTAND EACH OF ITS TERMS. FURTHER, SAM AND USCELLULAR HAVE ENTERED INTO THIS CONSULTING AGREEMENT VOLUNTARILY AND INTEND TO BE BOUND THEREBY.

UNITED STATES CELLULAR CORPORATION		CONSULTANT

By:	/s/ Laurent C. Therivel	By:	/s/ J. Samuel Crowley
	Laurent C. Therivel		J. Samuel Crowley
President and CEO

Dated:	January 3, 2023	Dated:	January 3, 2023